Exhibit 2.1
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                             Statement of Control Person


The Statement on this Schedule 13G dated July 21, 2003 with respect to the common stock, $0.001 par value per share, of Axonyx Inc. is filed by Samuel D. Isaly in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as control person (HC) of OrbiMed Advisors LLC and OrbiMed Capital LLC.

OrbiMed Advisors LLC and OrbiMed Capital LLC file this statement on Schedule 13G in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as investment advisors (IA).